Exhibit 3

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TENFOLD CORPORATION

The undersigned, Robert W. Felton and Robert P. Hughes. hereby certify that:

1. They are the duly elected and acting President and Secretary, respectively, of TenFold Corporation, a Delaware corporation.

2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware of February 3, 1993 under the name “KeyTex Corporation.” On December 20, 1996 this corporation filed a Certificate of Amendment with the Secretary of State of Delaware changing its name from “KeyTex Corporation” to “TenFold Corporation.”

3. On March 4,1997, this corporation filed a First Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. On November 24, 1997, this corporation filed a Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. On May 7, 1999, this corporation filed a Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. On June 30, 1999, this corporation filed a Fourth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

4, The Certificate of Incorporation of this corporation shall be further amended and restated to read in full as follows:

“ARTICLE I

The name of the corporation is TenFold Corporation (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “ Preferred Stock.” The total number of shares which the corporation is authorized to issue is Two Hundred Twenty Four Million (224,000,000) shares, each with a par value of $0.001 per share. Two Hundred Twenty Million (220,000,000) shares shall be Common Stock and Four Million (4,000,000) shares shall be Preferred Stock.

(B) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Restated Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is authorized to fix by resolution or resolutions the number of shares of any series of Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a) the number of shares constituting that series and the distinctive designation of that series;

(b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) whether that series shall have voting rights in addition to the voting rights provided by law, and if so, the terms of such voting rights;

(d) whether that series shall have conversion privileges, and if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and the amount of such sinking funds;

(g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h) any other relative rights, preferences and limitations of that series.

(C) Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Subject to the rights of any outstanding series of Preferred Stock, upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed to the holders of the Common Stock of the Corporation pro rata based on the number of shares of Common Stock held by each.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, alter, amend or repeal the Bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to amend or repeal Bylaws made by the Board of Directors as provided for in this Restated Certificate of Incorporation. The affirmative vote of 66-2/3% of the total number of votes of the then outstanding shares of capital stock of this Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the adoption, amendment or repeal of the following sections of the Corporation’s Bylaws: 2.3 (Special Meeting), 2.9 (Stockholder Proposals at Annual Meetings) and 2.10 (Nomination of Persons for Election to the Board of Directors) by the stockholders of this Corporation.

ARTICLE VI

The number of directors which shall constitute the whole Board of Directors of the Corporation shall be as specified in the Bylaws of the Corporation.

ARTICLE VII

The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statute) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

If at any time this Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent. This provision shall supersede any provision to the contrary in the Bylaws of the Corporation.

ARTICLE X

Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE XI

Notwithstanding any other provisions of this Restated Certificate of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation or the Bylaws of this Corporation), the affirmative vote of 66-2/3% of the total number of the then outstanding shares of capital stock of this Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with the purpose or intent of, Articles V through XIII. Notice of any such proposed amendment, repeal or adoption, shall be contained in the notice of the meeting at which it is to be considered. Subject to the provisions set forth herein, this Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XII

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. Neither any amendment nor repeal of this Article XII, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article XII, shall eliminate or reduce the effect of this Article XII in respect of any matter occurring, or any cause of action, suit, proceeding or claim that, but for this Article XII, would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision.

ARTICLE XIII

“Listing Event” as used in this Restated Certificate of Incorporation shall mean the Corporation becoming a “Listed Corporation” within the meaning of Section 301.5 of the California Corporations Code. For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, its directors and its stockholders or any class thereof, as the case may be, it is further provided that, effective upon the occurrence of the Listing Event:

(i) The number of directors which shall constitute the entire Board of Directors, and the number of directors in each class, shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. Until changed by a resolution of the Board of Directors, Class I shall consist of three directors, each of whom shall be designated by the Board of Directors, and Class II shall consist of three directors, each of whom shall be designated by the Board of Directors.

The Board of Directors shall be divided into two classes, designated as Class I and Class II, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the Listing Event, the terms of office of the Class I directors shall expire and Class I directors shall be elected for a full term of two years. At the second annual meeting of stockholders following the Listing Event, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of two years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of two years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors (the “Voting Stock”) voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.

(ii) There shall be no right with respect to shares of stock of the Corporation to cumulate votes in the election of directors.

(iii) Any director, or the entire Board of Directors, may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of the Voting Stock, voting together as a single class; or (ii) without cause by the affirmative vote of the holders of at least 66-2/3% of the voting power of the then-outstanding shares of the Voting Stock.”

Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates, and amends, the provisions of this Corporation’s Certificate of Incorporation. Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation has been duly adopted by vote of the Board of Directors and stockholders of this Corporation.

Executed at South Jordan UT, on July 20, 2007.

/s/ Robert W. Felton
Robert W. Felton, President

/s/ Robert P. Hughes
Robert P. Hughes, Secretary